                                                                      EXHIBIT 4b

            FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
            --------------------------------------------------------

                  THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 30, 1996 ("Amendment"), by and among Brush Wellman Inc., an Ohio corporation ("Borrower"), the banks that are parties to this Amendment (the "Banks"), and National City Bank, as agent for the Banks (in that capacity, "NCB-Agent"),

                                WITNESSETH THAT:
                                ----------------

                  WHEREAS, Borrower, the Banks and NCB-Agent entered into an Amended and Restated Credit Agreement, dated as of December 13, 1994 (together with all Exhibits and Schedules thereto, the "Credit Agreement"), under which the Banks, subject to certain conditions, agreed to lend to Borrower up to $50,000,000 from time to time in accordance with the terms thereof; and

                  WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  1.       Effect of Amendment; Definitions.
                           ---------------------------------
                  The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Credit Agreement shall continue in full force and effect in accordance with its respective provisions on the date hereof. As used in the Credit Agreement, the terms "Credit Agreement", "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Amendment.

                  2.       Amendments.
                           -----------
                  (A) Subsection 3B.02 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "3B.02 LEVERAGE. Borrower will not suffer or permit the Companies' Funded Indebtedness at any time to exceed an amount equal to the Leverage Multiplier (as hereinafter defined) times the Companies' EBITDA for the four consecutive fiscal quarters most recently ended, all as determined on a consolidated basis. As used herein, "Leverage Multiplier" means (i) from the date of this Agreement to December 31, 1998, inclusive, 3.00, and (ii) on and after January 1, 1999, 2.75."

                  (B) Subsection 3B.03 of the Credit Agreement is hereby deleted and shall be left intentionally blank.

                  (C) Subsection 3B.04 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "3B.04 INTEREST COVERAGE. Borrower will not at any time suffer or permit the ratio (the "Interest Coverage Ratio") of (a) the aggregate of the EBITDA of the Companies for the four consecutive fiscal quarters most recently ended, to (b) the aggregate Interest Expense of the Companies for that period, to be less than 5.00 to 1.00, all as determined on a consolidated basis."

                  (D) Subsection 3B.05 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "3B.05 FUNDED INDEBTEDNESS. Borrower will not suffer or permit the Funded Indebtedness of the Companies, at any time, to exceed an amount equal to the Required Multiplier (as hereinafter defined) times the sum of the Funded Indebtedness of the Companies plus the Tangible Net Worth of the Companies, all as determined on a consolidated basis. As used herein, "Required Multiplier" means (i) from the date of this Agreement to December 31, 2000, inclusive, 0.50, and (ii) on and after January 1, 2001, 0.45 (provided, however, that Borrower acknowledges and agrees that the inclusion in this Subsection of dates that are beyond the current Expiration Date is not intended to supersede Subsection 2A.05, does not constitute an extension of the Expiration Date to or beyond those dates, and does not obligate the Banks to extend the Expiration Date to or beyond those dates).

                  (E) Subsection 3D.01(iv) of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "(iv) any Guaranty by Borrower of Funded Indebtedness of any Company otherwise permitted by this Agreement,"

                  (F) Subsection 3D.02 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "3D.02 BORROWINGS. No Company will create, assume or have outstanding at any time any Indebtedness for Borrowed Money or any Funded Indebtedness of any kind if after giving effect to such Indebtedness for Borrowed Money or Funded Indebtedness, Borrower would be in non-compliance with any of the financial standards set forth in Subsections 3B.01 to 3B.05, inclusive."

                  (G) Subsection 3D.03(vi) of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "(vi) any lease, other than any capitalized lease (it being agreed that a capitalized lease is a lien rather than a lease for the purposes of this Agreement) or the Master Lease Agreement or the Port Authority Lease, so long as the aggregate annual rentals under all such leases of all the Companies do not exceed six million five hundred thousand dollars ($6,500,000),"

                  (H) Subsection 3D.04 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "3D.04   EQUITY TRANSACTIONS.  No Company will

                  (i)  be a party to any merger or consolidation, or

                  (ii) be or become a party to any joint venture or partnership, or make or keep any investment in any other stocks or other equity securities of any kind or otherwise acquire all or substantially all of the assets of another person, except that this clause (ii) shall not apply to (A) Borrower's existing investments in the stocks and other equity securities of existing or future Subsidiaries, (B) any other investment reflected in Borrower's Most Recent 4A.04 Financial Statements, or (C) acquisitions of assets of persons or equity investments made in persons, other than Subsidiaries, after the date of this Agreement in an aggregate amount, excluding investments permitted by Subsection 3D.01, not to exceed forty-five million dollars ($45,000,000) in the aggregate during any fiscal year of Borrower, provided, that of that amount not more than twenty million dollars ($20,000,000) in the aggregate is paid by the Companies in cash during any fiscal year, or

                  (iii) lease as lessor, sell, sell-leaseback or otherwise transfer (whether in one transaction or a series of transactions) all or any substantial part of its fixed assets (other than in respect of the Port Authority Lease and chattels that shall have become obsolete or no longer useful in its present business with a fair market value not exceeding ten million dollars ($10,000,000) in the aggregate during any fiscal year), or the capital stock of any Subsidiary of

          Borrower (other than the sale of all of the capital stock of one or more Subsidiaries of Borrower that own assets with a fair market value not exceeding ten million dollars ($10,000,000) in the aggregate during any fiscal year so long as no Bank, within ten (10) Banking Days of receipt of notice of the proposed sale, notifies Borrower in writing that such Bank believes the proposed sale could have a Material adverse effect on the consolidated financial condition of the Companies);

PROVIDED, that if no Default or Potential Default shall then exist and if none would thereupon begin to exist, this Subsection 3D.04 shall not apply (A) to any merger or consolidation of any Subsidiary of Borrower with any other Subsidiary of Borrower so long as a Subsidiary of Borrower is the surviving entity or to any merger or consolidation of any wholly owned Subsidiary of Borrower with Borrower so long as Borrower is the surviving corporation, or (B) to any dissolution and liquidation of a Subsidiary of Borrower, or any transfer of assets between Subsidiaries of Borrower or from any Subsidiary of Borrower to Borrower."

                  (I) Subsection 5A.04 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

                  "5A.04 CROSS-DEFAULT. If, in respect of any existing or future Indebtedness for Borrowed Money (regardless of maturity) or Funded Indebtedness now owing or hereafter incurred by Borrower or any Subsidiary of Borrower, there should occur or exist under its original provisions (except for any amendment made prior to the date of this Agreement but without giving effect to any amendment, consent or waiver after the date of this Agreement) any event, condition or other thing which constitutes, or which with the giving of notice or the lapse of any applicable grace period or both would constitute, a default which accelerates (or permits any creditor or creditors or representative thereof to accelerate) the maturity of any Indebtedness for Borrowed Money or Funded Indebtedness; or if any Indebtedness for Borrowed Money (regardless of maturity) or Funded Indebtedness (other than any payable on demand) shall not be paid in full at its stated maturity; or if any Indebtedness for Borrowed Money or Funded Indebtedness payable on demand shall not be paid in full on demand therefor."

                  (J) Section 9 of the Credit Agreement shall be amended as follows:

                  (1) The definition of "Funded Indebtedness" is amended by deleting the same and inserting the following in lieu thereof:

                  "FUNDED INDEBTEDNESS of a person shall mean, without duplication:

                  (a) all Indebtedness for Borrowed Money of such person and all other obligations of such person for the deferred purchase price of property or services (including, without limitation, all obligations contingent or otherwise of such person in connection with acceptance, letter of credit or similar facilities and in connection with any agreement to purchase, redeem or otherwise acquire for value any capital stock of such person, or agreement to purchase, redeem or otherwise acquire for value any rights or options to acquire such capital stock, now or hereafter outstanding);

                  (b) all indebtedness created or arising under any sale and leaseback arrangement, conditional sale or other title retention agreement with respect to property owned or acquired by such person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

                  (c) All obligations secured by a Lien on property owned by such person (whether or not assumed) (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under any lease to repossession or sale of such property); and

                  (d) All obligations of such person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;"

                  (2) The definition of "Guarantor" is amended by deleting the same and inserting the following in lieu thereof:

                  "GUARANTOR means any person that is liable for any Contingent Obligation; and Guaranty or guaranty means the obligation of a Guarantor; provided, however, that the amount of any Guaranty shall be deemed to be equal to the outstanding amount of the obligation that is guaranteed thereby or such lesser amount to which the maximum exposure of the Guarantor may be contractually limited in writing;"

                  (3) The definition of "Tangible Net Worth" is amended by deleting the same and inserting the following in lieu thereof:

                  "TANGIBLE NET WORTH means (a) book net worth, less (b) such assets of the Companies, on a consolidated basis, as consist of good will, costs of businesses over net assets acquired, patents, copyrights, trademarks, mailing lists, catalogues, bond discount, underwriting expense, organizational expenses and intangibles (except that intangibles such as treasury stock which shall have already been deducted from book net worth shall not be deducted again), all as determined on a consolidated basis in accordance with GAAP;"

                  (4) The following definitions shall be inserted in alphabetical order:

                  "CONTINGENT OBLIGATION means any direct or indirect liability, contingent or otherwise, with respect to any Funded Indebtedness, lease, dividend, letter of credit, banker's acceptance or other obligation of another person incurred to provide assurance to the obligee of such obligation that such obligation will be paid or discharged, that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof;

                  EBIT means for any period, with respect to Borrower and its Subsidiaries, the sum of (a) the Net Income for such period, plus (b) the Interest Expense for such period, plus (c) charges against income for taxes for such period, all on a consolidated basis;

                  EBITDA means for any period, with respect to Borrower and its Subsidiaries, the sum of (a) EBIT plus (b) the charges against income for depreciation for such period plus (c) the charges against income for amortization for such period, plus (d) other non-cash charges for such period, minus (e) any and all non-cash credits to Net Income, all as determined on a consolidated basis in accordance with GAAP;

                  INDEBTEDNESS FOR BORROWED MONEY OR INDEBTEDNESS FOR BORROWED MONEY of a person shall mean at any time, all indebtedness required by GAAP to be reflected as indebtedness on such person's balance sheet, including as appropriate, all indebtedness (i) in respect of any money borrowed; (ii) under or in respect of any Contingent Obligation (whether direct or indirect) of any money borrowed; (iii) evidenced by any loan or credit agreement, promissory note, debenture, bond, or other similar written obligation in respect of borrowed money; or (iv) arising under any lease that is, or is required under GAAP to be, capitalized on the balance sheet of such person at such time or any lease that is a Synthetic Lease;

                  INTEREST EXPENSE means, for any period, with respect to Borrower and its Subsidiaries, the aggregate amount of interest expense for such period on the aggregate principal amount of any Funded Indebtedness, including capitalized interest, as determined on a consolidated basis in accordance with GAAP;

                  MASTER LEASE AGREEMENT means the Master Lease Agreement, dated as of December 30, 1996, between Borrower and National City Bank, for itself and as agent for certain participants, relating to the lease of certain items of equipment, as the same may be amended or modified from time to time;

                  PORT AUTHORITY LEASE means the Lease, dated as of October 1, 1996, between the Toledo-Lucas County Port Authority, as lessor, and Borrower, as lessee, relating to certain real and personal property located at 14710 West Portage River S. Road, Harris Township, Ohio 43416, as the same may be amended or modified from time to time;

                  SYNTHETIC LEASE means any lease that is considered a financing for federal income tax purposes, but is considered an operating lease for purposes of GAAP, including, without limitation, the Master Lease Agreement;"

                  3.       Representations and Warranties.
                           -------------------------------
                  (A) Borrower hereby represents and warrants to the Banks and NCB-Agent that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Amendment and the subject notes have been executed and delivered by a duly authorized officer of Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms.

                  (B) The execution, delivery and performance by Borrower of this Amendment and its performance of the Credit Agreement and the subject notes have been authorized by all requisite corporate action and will not (1) violate
(a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of Borrower, or (c) any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower or any of its properties or assets are or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

                  4.       Miscellaneous.
                           -------------
                  (A) This Amendment shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws. Borrower agrees to pay on demand all costs and expenses of the Banks and NCB-Agent, including reasonable attorneys' fees and expenses, in connection with the preparation, execution and delivery of this Amendment.

                  (B) The execution, delivery and performance by the Banks and NCB-Agent of this Amendment shall not constitute, or be deemed to be or construed as, a waiver of any right, power or remedy of the Banks or NCB-Agent, or a waiver of any provision of the Credit Agreement. None of the provisions of this Amendment shall constitute, or be deemed to be or construed as, a waiver of any "default under this Agreement" or any "event of default," as those terms are defined in the Credit Agreement.

                  (C) This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Address:                                 BRUSH WELLMAN INC.
         17876 St. Clair Avenue
         Cleveland, Ohio 44110
                                         By:
                                            -----------------------------------

                                         Title:
                                               --------------------------------

Address:                                 NATIONAL CITY BANK,
   Deliveries:                           for itself and as Agent
         Metro/Ohio Division
         1900 East Ninth Street
         Cleveland, Ohio 44114-3484      By:
         Fax:  (216) 575-9396               -----------------------------------
                                         Title:
                                               --------------------------------
         Mail:
         Metro/Ohio Division
         P.O. Box 5756
         Cleveland, Ohio 44101


Address:                                 KEYBANK NATIONAL ASSOCIATION

         127 Public Square
         Cleveland, Ohio 44114           By:
                                            -----------------------------------

                                         Title:
                                               --------------------------------

Address:                                  THE BANK OF NOVA SCOTIA
         600 Peachtree St., NE
         Suite 2700
         Atlanta, Georgia 30308            By:
                                              ---------------------------------
                                           Title:
                                                 ------------------------------


Address:                                   FIRST CHICAGO NBD BANK, N.A.

         611 Woodward
         Detroit, Michigan 48226            By:
                                               --------------------------------

                                            Title:
                                                  -----------------------------